Nutrition 21 Reports Preliminary Full-Year 2008 Financial Results

Positive Cash Flow From Operations and Positive Operating Profit Achieved in Q4;
Management Confirms Fiscal 2009 Outlook

Company Contact:	Investor Contact:
Alan Kirschbaum	Lytham Partners, LLC
Chief Financial Officer	Joe Diaz, Joe Dorame, Robert Blum
914-701-4500	602-889-9700

PURCHASE, N.Y., September 9, 2008 - Nutrition 21, Inc. (Nasdaq: NXXI), the developer and marketer of nutritional supplements under the Iceland Health® Chromax®, and Diabetes Essentials™ brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced preliminary and unaudited financial results for the fourth quarter and fiscal year ended June 30, 2008.

Revenues for the fourth quarter ended June 30, 2008 were $11.0 million, up 2% from $10.8 million in the preceding quarter but down 5% versus the corresponding period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) - a non-GAAP financial measure - were $0.8 million for the fourth quarter of fiscal year 2008; representing the first positive EBITDA quarter since the second quarter of fiscal year 2005. The Company generated positive cash flow from operations of $0.6 million during the quarter. Net loss for the fourth quarter was $0.9 million, or $(0.01) loss per diluted share; a considerable improvement compared to $8.2 million, or $(0.13) loss per diluted share, in the 2007 period. Cash and cash equivalents at the end of the quarter and fiscal year were $4.8 million.

For the fiscal year ended June 30, 2008, Nutrition 21 reported total revenues of $47.1 million compared to $41.2 million in fiscal year 2007. Net loss for fiscal year 2008 was $16.9 million or ($0.27) loss per diluted share, compared to a net loss of $19.1 million or ($0.33) loss per diluted share for the prior fiscal year.

Michael Zeher, Nutrition 21's President and Chief Executive Officer, said, “The dramatic improvement in the operating results for the quarter reflects the considerable traction that is ongoing in the execution of our new business plan. We have struck a new direction in this Company in recent months and we are beginning to benefit from a more fiscally responsible business model. By re-branding our products under the respected Iceland Health name we no longer need to incur elevated media expenses to build awareness and to support multiple brands. As we continue to launch new products in the most cost-effective manner possible - through our direct response unit - we expect to leverage the benefits of lower expenses and drive revenues toward consistent profitability.”

“On a personal note,” Mr. Zeher continued, “I am pleased to be working with such a highly motivated management team and professional staff. I also appreciate the unwavering support of the Board of Directors in helping move this company towards becoming one of the emerging leaders in the branded nutritional supplements segment. Nutrition 21 has a history of combining high quality science and ground-breaking technology to develop superior products, and we expect to continue to do so aggressively, efficiently and profitably in the coming years. I am excited by the opportunities ahead.”

Mr. Zeher concluded his remarks saying “Looking forward, there is still much to be done, obstacles still to be overcome, and opportunities still to be realized. I am happy to report that, with the foundation for growth that the Company has laid, the management team is ready to move the business to the next level. For the upcoming fiscal year we expect that revenues will be in the same general range as in fiscal 2008, and we also expect that every quarter will show positive EBITDA.”

Conference Call
The Company will host an investor earnings conference call to review the results on Tuesday, September 9, 2008 at 10:00AM ET. Participants can dial (866) 562-9910 or (706) 679-5064 to access the conference call, or can listen via a live Internet web cast, which can be found at http://www.nutrition21.com. A replay of the call is available by visiting http://www.nutrition21.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 60279465, through September 12, 2008.

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness products include: Iceland Health Chromax®, Iceland Health Life Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center stores throughout the U.S. and internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2007. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,
ASSETS	2008	2007
Current assets:
Cash, cash equivalents	$4,817	$2,417
Short-term investments	--	1,000
Restricted cash	1,000	--
Accounts receivable, net	2,922	1,918
Other receivables, net	286	344
Inventories, net	1,014	3,945
Other current assets	1,483	1,369
Property and equipment, net	69	64
Patents, trademarks, and other intangibles, net	6,919	8,650
Goodwill	15,395	14,715
Other assets	1,981	272
Investments	3,740	--

Total Assets	$39,626	$34,694
LIABILITIES, AND STOCKHOLDERS’ EQUITY
Short term borrowings	$3,000	$--
Accounts payable	4,221	7,085
Accrued expenses	2,575	1,411
Deferred income	1,228	2,929
Other long term debt	4,185	2,342
Deferred income taxes	2,152	2,152

6% Series I Convertible preferred stock subject to mandatory redemption	3,270	2,838
8% Series J Convertible preferred stock subject to mandatory redemption	11,594	--

Total Liabilities	32,225	18,757

Stockholders’ Equity	7,401	15,937

Total Liabilities, and Stockholders’ Equity	$39,626	$34,694

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Quarter ended June 30,		Year ended June 30,
	2008	2007	2008	2007

Net sales	$10,906	$11,480	$46,363	$40,651
Other revenues	139	146	708	526

Total Revenues	11,045	11,626	47,071	41,177

Costs and Expenses

Cost of Revenues	3,415	4,424	17,609	13,718
Advertising & Promotion	5,339	11,615	33,478	33,448
General and Administrative	1,429	1,805	6,197	6,274
Research and Development	110	292	954	1,241
Depreciation and Amortization	551	664	2,259	3,257
Impairment charge for intangible assets	--	678	--	678

Operating profit (loss)	201	(7,852)	(13,426)	(17,439)

Interest income (expense), net	(1,095)	(305)	(3,502)	(1,695)

Loss before income taxes	(894)	(8,157)	(16,928)	(19,134)

Income taxes	3	4	14	14

Net loss	$(897)	$(8,161)	$(16,942)	$(19,148)

Basic and diluted loss per common share	$(0.01)	$(0.13)	$(0.27)	$(0.33)

Weighted average number of common shares outstanding - basic and diluted	63,151	60,010	61,797	57,463

Nutrition 21, Inc.
Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Quarter ended June 30,		Year ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:

Net loss from operations	$(897)	$(8,161)	$(16,942)	$(19,148)
Adjustments to reconcile net loss to
net cash provided by (used in) operating activities	1,699	2,232	5,369	6,946
Changes in operating assets and liabilities,
net of effects from acquisition of Iceland Health, Inc.	(173)	2,298	(2,245)	1,915

Net cash provided by (used in) operating activities	629	(3,631)	(13,818)	(10,287)

Cash flows from investing activities:

(Purchase)/redemption of investments available for sale	--	3,000	(4,000)	10,500
Other	(357)	(579)	(1,203)	(1,354)

Net cash provided by (used in) investing activities	(357)	2,421	(5,203)	9,146

Cash flows from financing activities:

Proceeds from private placement of convertible preferred stock	--	--	16,603	--
Proceeds from long-term debt	(36)	--	1,770	--
Proceeds from short-term borrowings	3,000	--	3,000	--
Other	--	229	48	1,144

Net cash provided by financing activities	2,964	229	21,421	1,144

Net increase (decrease) in cash and cash equivalents	3,236	(981)	2,400	3
Cash and cash equivalents at beginning of period	1,581	3,398	2,417	2,414
Cash and cash equivalents at end of period	$4,817	$2,417	$4,817	$2,417

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